Contact:	Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS THIRD QUARTER 2005 EARNINGS AND PROVIDES FOURTH QUARTER OUTLOOK

REPORTS RESULTS OF CIRCULATION INVESTIGATION

SACRAMENTO, CA, October 18, 2005 - The McClatchy Company (NYSE-MNI) today reported third quarter earnings of $38.6 million, or 82 cents per share. Earnings in the quarter include costs for litigation expenses related to a previously disclosed circulation lawsuit filed against the company. Excluding these costs, earnings were $39.3 million or 84 cents per share. Earnings in the 2004 third quarter were $39.1 million, or 83 cents per share.

Revenues in the third quarter of 2005 were $292.6 million, up 2.1% from 2004 third quarter revenues of $286.7 million, with advertising revenues of $247.4 million, up 3.2%, and circulation revenues of $40.0 million, down 3.8%.

Earnings in the first nine months of 2005 were $115.1 million, or $2.45 per share, and were $2.46 per share excluding the litigation costs. Earnings in the first nine months of 2004 were $108.1 million, or $2.31 per share, and were $2.36 per share excluding a charge related to the company's debt refinancing in the second quarter of 2004.

Revenues in the first nine months were $876.3 million, up 2.5% from 2004 revenues of $855.2 million. Advertising revenues were $736.9 million, up 3.4%, and circulation revenues were $122.5 million, down 2.1%.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "We are generally pleased that we were able to report a solid quarter in a tough advertising environment. Sluggish retail advertising and continued declines in automotive reduced the rate of revenue growth in the quarter. But our real estate and employment advertising remained strong both in print and online, with online advertising showing continued strength in all categories.

"Looking toward the fourth quarter, we anticipate similar advertising results. We expect earnings in the fourth quarter to range between 98 cents and $1.00 per share. Litigation expenses related to the circulation lawsuit are not anticipated to be material in the fourth quarter," he said.

For the full year, the company anticipates earnings to range between $3.44 and $3.46 per share, including the litigation expenses incurred in the third quarter. Excluding these expenses, the earnings are expected to range between $3.45 and $3.47 per share. Earnings in 2004 were $3.33 per share, and includes a charge equal to five cents per share for costs related to the company's debt refinancing.

The company noted that the litigation expenses in the third quarter of 2005 relate primarily to an internal investigation conducted in response to the lawsuit filed on June 28 by four employment agencies in Minneapolis alleging the Star Tribune inflated its circulation figures. The Star Tribune had earlier sued Duane Hendrickson, an executive of Masterson Personnel Inc., one of the plaintiffs in the circulation action, and his wife, Jan, for delinquent payments totaling approximately $60,000 from their days as newspaper distributors for the Star Tribune. That suit was filed in September 2004, prior to the claim made against McClatchy, and is continuing.

The company's internal investigation of the Star Tribune's circulation operation was led by Seyfarth Shaw, a law firm with a national reputation in dealing with newspaper circulation matters. The investigative team included several of the outside attorneys, and, working under their direction, two McClatchy executives from other newspapers with extensive circulation backgrounds, plus three internal auditors.

"We have now concluded this investigation, which included a comprehensive review headed by Seyfarth Shaw and involved thousands of pages of circulation records and hundreds of interviews with employees and independent contractors," said Mr. Pruitt. "We see no reason to restate any circulation numbers reported by the Star Tribune."

The company's statistical report, which summarizes its revenue performance for September and the first nine months of 2005, follows, along with a supplemental report of advertising revenue by category.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 9571300) and webcast (www.mcclatchy.com). A replay of the call can be accessed for up to 48 hours by dialing 800-642-1687 and using the same pass code, 9571300. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and internet publisher. It publishes 12 daily and 17 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News&Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, the impact of any litigation or potential litigation, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 26, 2004 report on form 10-K and filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

The attached income statement contains a reconciliation of the non-GAAP items referred to in this press release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three months ended		Nine months ended
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Revenues - net	$ 292,617	$ 286,672	$ 876,300	$ 855,225
Operating expenses:
Compensation	119,980	114,928	361,746	351,335
Newsprint and supplements	38,067	38,050	113,650	111,239
Depreciation and amortization	16,389	16,750	49,128	49,774
Other operating expenses	53,982	51,247	156.831	153,255
Total operating expenses	228,418	220,975	681,355	665,603

Operating income	64,199	65,697	194,945	189,622

Interest expense	(1,836)	(1,509)	(5,883)	(7,457)
Refinancing related charge	-	-	-	(3,737)
Partnership income	290	230	431	542
Other non-operating (expense) income - net	47	(126)	214	(62)
Income before taxes	62,700	64,292	189,707	178,908
Income tax provision	24,061	25,220	74,569	70,812
Net income	$ 38,639	$ 39,072	$ 115,138	$ 108,096

Net income per common share:
Basic	$ 0.83	$ 0.84	$ 2.47	$ 2.33
Diluted	$ 0.82	$ 0.83	$ 2.45	$ 2.31

Weighted average common shares:
Basic	46,639	46,410	46,581	46,360
Diluted	46,994	46,841	46,997	46,798

Reconciliation of Non-GAAP Amounts
Net Income	$ 38,639	$ 39,072	$ 115,138	$ 108,096
Certain items net of tax effects:
Third quarter circulation litigation expense	648	-	648	-
Refinancing related charge	-	-	-	2,253
Non-GAAP net income	$ 39,287	$ 39,072	$ 115,786	$ 110,349

Diluted per share amounts	$ 0.84	$ 0.83	$ 2.46	$ 2.36

In management's opinion, the items excluded from non-GAAP net income are not reflective of ongoing operations. As a result they are removed from net income in order to allow the reader to evaluate the company's results on an ongoing basis. Management also considers the third quarter litigation expenses not reflective of ongoing operations for the Company's full-year earnings per share estimates.

In 2005, the third quarter litigation expenses are also considered nonreflective of ongoing operations for the Company's full-year earnings per share estimates.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	September			September Year-to-Date
Revenues - Net:	2005	2004	% Change	2005	2004	% Change
Advertising
California	$32,035	$29,279	9.4%	$288,210	$272,955	5.6%
Minneapolis	25,029	24,438	2.4%	226,619	226,018	0.3%
Carolinas	12,441	12,525	-0.7%	118,680	114,177	3.9%
Northwest	11,148	11,129	0.2%	103,353	99,210	4.2%
Total Advertising	$80,653	$77,371	4.2%	$736,862	$712,360	3.4%

Circulation	12,285	12,994	-5.5%	122,451	125,121	-2.1%
Other	1,672	1,838	-9.0%	16,987	17,744	-4.3%
Total Revenue	$94,610	$92,203	2.6%	$876,300	$855,225	2.5%

Average Paid Circulation:*
Daily	1,446.7	1,449.5	-0.2%	1,397.0	1,406.7	-0.7%
Sunday	1,774.3	1,912.3	-7.2%	1,795.4	1,850.6	-3.0%
Community Newspapers	76.4	71.0	7.6%	68.5	69.1	-0.9%
* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Advertising Linage for Dailies:
Full Run ROP
Retail	419.1	443.0	-5.4%	3,979.1	4,070.9	-2.3%
National	93.1	84.7	9.9%	865.6	887.8	-2.5%
Classified	645.7	637.3	1.3%	5,922.2	5,923.5	0.0%
Total	1,157.9	1,165.0	-0.6%	10,766.9	10,882.2	-1.1%

Millions of Preprints Distributed	281.9	277.6	1.5%	2,519.7	2,401.8	4.9%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	204.5	204.4	0.0%	1,927.2	1,931.0	-0.2%
The Fresno Bee	104.3	97.1	7.4%	962.4	967.6	-0.5%
The Modesto Bee	105.2	102.6	2.5%	954.6	967.3	-1.3%
Merced Sun-Star	52.5	48.8	7.6%	472.7	449.5	5.2%

Star Tribune, Minneapolis	144.9	151.3	-4.2%	1,310.3	1,387.3	-5.6%

Northwest:
The News Tribune, Tacoma	96.3	104.1	-7.5%	898.7	933.3	-3.7%
Anchorage Daily News	73.3	75.9	-3.4%	725.6	693.2	4.7%
Tri-City Herald	74.5	69.8	6.7%	673.0	614.8	9.5%

Carolinas:
The News & Observer, Raleigh	145.0	156.6	-7.4%	1,365.6	1,413.7	-3.4%
South Carolina Dailies	157.4	154.4	1.9%	1,476.8	1,524.5	-3.1%
Total	1,157.9	1,165.0	-0.6%	10,766.9	10,882.2	-1.1%

The McClatchy Company
Supplemental Advertising Revenue
By Category for the Period Ending September 25, 2005

	September		Third Quarter		September Year-to-Date

	% Change	% Change Print Only	% Change	% Change Print Only	% Change	% Change Print Only

Advertising categories:
Retail	(1.8)	(2.3)	(0.9)	(1.3)	0.9	0.8
National	11.8	11.8	0.9	0.9	(1.9)	(2.1)
Classified Total	7.0	3.8	6.7	3.2	6.5	3.0
Auto	(10.5)	(13.5)	(11.0)	(13.7)	(8.0)	(10.3)
Real Estate	25.5	24.0	20.6	18.7	17.0	14.5
Employment	10.3	5.0	15.1	9.6	14.4	9.1
Direct Marketing	13.6	13.6	9.9	9.9	8.5	8.5

Total advertising growth	4.2	2.7	3.2	1.5	3.4	1.9